Exhibit 10.2

CONTRIBUTION AGREEMENT

Between

SCINTILLA, LLC,

An Oklahoma Limited Liability Company

(Grantor)

and

NEW SOURCE ENERGY CORPORATION

A Delaware Corporation

(Grantee)

Dated this 12th day of August, 2011

i

TABLE OF CONTENTS

(continued)

		Page

Section 10.04	Table of Contents Headings	23
Section 10.05	References	23
Section 10.06	Governing Law	23
Section 10.07	Announcements	23
Section 10.08	Entire Agreement	23
Section 10.09	Parties in Interest	23
Section 10.10	Waiver	23
Section 10.11	Litigation Costs	23
Section 10.12	Exhibits	23
Section 10.13	No Partnership Created	23
Section 10.14	Not to Be Construed Against Drafter	23
Section 10.15	No Third Party Beneficiaries	24

ii

CONTRIBUTION AGREEMENT

This Contribution Agreement (“Agreement”) is entered into this 12th day of August, 2011 by and between Scintilla, LLC, an Oklahoma limited liability company (“Grantor”), and New Source Energy Corporation, a Delaware corporation (“Grantee”). Grantor and Grantee are collectively referred to herein as the “Parties” and sometimes individually referred to as a “Party.”

W I T N E S S E T H:

WHEREAS, Grantor owns fractional working interests in certain oil and gas leases and wells as described in Exhibit “A” and Exhibit “B” attached hereto; and

WHEREAS, Grantor is willing to contribute to Grantee, and Grantee is willing to have contributed to it from Grantor, (i) an undivided 90% interest of Grantor’s interest in the Misener-Hunton formation in the oil and gas leases and oil and gas wells listed in Exhibit “A” attached hereto and certain other rights and interests of Grantor associated therewith, and (ii) an undivided 50% interest in the Misener-Hunton formation in the oil and gas leases and oil and gas wells listed in Exhibit “B” attached hereto and certain other rights and interests of Grantor associated therewith.

NOW, THEREFORE, in consideration of the mutual benefits derived and to be derived herefrom by each Party, Grantor and Grantee hereby agree as follows:

ARTICLE I

DEFINITIONS

As used herein, the following terms shall have the meaning ascribed to them:

“Affiliate” means any Party controlled by, controlling, or under common control with another Person. For the purposes of this definition, “control” means, where used with respect to any Party, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Party, whether through the ownership of voting securities, by contract, or otherwise. The terms “controlling” and “controlled” have correlative meanings.

“Ancillary Documents” means both the Grantee Ancillary Documents and the Grantor Ancillary Documents.

“Applicable Contracts” means the Contracts described in Sections 2.02(a)(iv) and (b)(iv).

“Business Day” means any day that is not a Saturday, Sunday, or legal holiday in the State of Oklahoma or a federal holiday in the United States.

“Claim Notice” has the meaning given such term in Section 8.04(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any legally binding agreement, commitment, lease, license or contract, including any amendments, modifications and supplements thereto.

“Dollars” and “$” mean the lawful currency of the United States.

“Effective Time” means 12:01 am central time time as of August 1, 2011.

“Environmental Law” means any applicable Law relating to health, safety, the environment, natural resources, or the protection thereof, including any applicable provisions of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Clean Water Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; the Pipeline Safety Act, as amended by the Pipeline Inspection, Protection, Enforcement and Safety Act of 2006, 49 U.S.C. § 60101 et seq.; and any other applicable Law relating to health, safety, the environment, natural resources or the protection thereof, and all analogous state or local statutes, and the regulations promulgated pursuant thereto.

“Fundamental Representations and Warranties” means the representations and warranties contained in Sections 4.01(a), (b), (c) and Sections 4.02(a), (b), (c).

“GAAP” means “generally accepted accounting principles” of the United States, consistently applied.

“Golden Lane Hydrocarbons” has the meaning given such term in Section 2.02(a)(iii).

“Golden Lane Leases” has the meaning given such term in Section 2.02(a)(i).

“Golden Lane Wells” has the meaning given such term in Section 2.02(a)(ii).

“Good and Defensible Title” means, with respect to each Lease and Well, as applicable, such record title and ownership by Grantor that:

a) entitles Grantor to receive and retain, without reduction, suspension or termination, not less than the percentage set forth in Exhibit “A” for the Golden Lane Wells and Exhibit “B” for the Luther Wells as Grantor’s Net Revenue Interest of all Hydrocarbons produced, saved and marketed through such Well;

b) obligates Grantor to bear not greater than the percentage set forth in Exhibit “A” for the Golden Lane Wells and Exhibit “B” for the Luther Wells as Grantor’s Working Interest of the costs and expenses relating to the maintenance, development and operation of such Well (unless there is a corresponding increase in Grantor’s Net Revenue Interest);

c) is free and clear of all Liens, except for Permitted Liens;

d) reflects that all consents to assignment, notices of assignment or preferential purchase rights which are applicable to or must be complied with in connection with the transaction contemplated by this Agreement (other than Governmental Authority approvals of the type customarily obtained after Closing), or any prior sale, assignment or the transfer of such Lease or Well, have been obtained and complied with to the extent the failure to obtain or comply with the same could render this transaction or any such sale, assignment or transfer (or any right or interest affected thereby) void or voidable; provided, that this Subsection (d) shall not require that any of the aforementioned consents, notices or preferential rights be reflected of record if same are not customarily recorded.

“Governmental Authority” means any federal, state, municipal, local, or similar governmental authority; regulatory or administrative agency; court or arbitral body.

“Grantee” has the meaning set forth in the opening paragraph of this Agreement.

“Grantee Ancillary Document” means each agreement, document, or certificate that is to be delivered by Grantee at Closing.

“Grantor” has the meaning set forth in the opening paragraph of this Agreement.

“Grantor Ancillary Document” means each agreement, document, or certificate that is to be delivered by Grantor at Closing.

“Hazardous Substance(s)” means and includes, each substance defined, designated, classified or regulated as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant, radioactive material or byproduct, or toxic substance under any Environmental Law, and any petroleum or petroleum products.

“Hydrocarbons” means the Golden Lane Hydrocarbons and the Luther Hydrocarbons.

“Infrastructure” means, collectively, all easements, grants of right-of-way, surface leases and surface lands, buildings, oil transport lines, electrical distribution lines, saltwater transport lines, saltwater disposal facilities, and telecommunication, and SCADA facilities used in the operation of the Properties.

“Indebtedness” means, with respect to any Party, at any date, without duplication, (a) all obligations of such Party for borrowed money, including all principal, interest, premiums, fees, expenses, overdrafts, and penalties with respect thereto, (b) all obligations of such Party evidenced by bonds, debentures, notes, or other similar instruments, (c) all obligations of such Party to pay the deferred purchase price of property, except trade payables incurred in the ordinary course of business, (d) all obligations of such Party to reimburse any bank or other Party in respect of amounts paid under a letter of credit or similar instrument, (e) all capitalized lease obligations, (f) all other obligations of a Party that would be required to be shown as indebtedness on a balance sheet of such Party prepared in accordance with GAAP, and (g) all indebtedness of any other Party of the type referred to in clauses (a) to (f) above directly or indirectly guaranteed by such Party or secured by any assets of such Party, whether such indebtedness has been assumed by such Party.

“Knowledge” as used herein shall mean and be limited to the actual knowledge of any officer or manager of a Party directly involved in the transaction that is the subject matter of this Agreement or in the ownership, operation, or administration of the Properties.

“Law” means any applicable law (including common law) rule, regulation, ordinance, order, judgment, or decree of a Governmental Authority; in each case as in effect on and as interpreted on the date of this Agreement.

“Leases” means collectively the Golden Lane Leases and the Luther Leases.

“Lien(s)” means, with respect to any property or asset, any mortgage, pledge, charge, security interest, or other encumbrance of any kind in respect of such property or asset.

“Losses” means all actual liabilities, losses, damages, fines, penalties, judgments, settlements, awards, costs, and expenses (including reasonable fees and expenses of counsel); provided, however, the foregoing definition of “Losses” is subject to and restricted by the provisions of Section 8.06.

“Luther Hydrocarbons” has the meaning given such term in Section 2.02(b)(iii).

“Luther Leases” has the meaning given such term in Section 2.02(b)(i).

“Luther Wells” has the meaning given such term in Section 2.02(b)(ii).

“Material Adverse Effect” means, with respect to any Party, any circumstance, change or effect that is materially adverse to the business, operations, or financial condition of such Party or that materially impedes the ability of such Party to complete the transactions contemplated herein, but shall exclude any circumstance, change, or effect resulting or arising from:

a) any change in general economic conditions in the industries or markets in which the Grantee operates or in which the Properties are used;

b) seasonal reductions in revenues and/or earnings of the Grantee or the Properties in the ordinary course of its business;

c) national or international political conditions, including any engagement in hostilities, whether pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack;

d) changes in Law or GAAP; and

e) the entry into or announcement of this Agreement, actions contemplated by this Agreement, or the consummation of the transactions contemplated hereby.

Notwithstanding the foregoing clauses (a), (c) and (d) shall not apply in the event of a disproportionate effect on the Properties as compared to other entities in the markets in which the Properties are operated.

“Net Mineral Acres” means the gross number of surface acres subject to a Lease multiplied by (i) the percentage ownership of the lessor in the minerals located on, in or beneath the surface acres and burdened by such Lease and (ii) the percentage of the lessee’s interest in such Lease. For clarity, Grantor’s Net Mineral Acres under a Lease that covers 1,000 gross surface acres but only 50% of the mineral interests, in which Grantor owns 100% of the lessee’s interest, is 500 Net Mineral Acres.

“Net Revenue Interest” means an interest in and to oil, gas, natural gas liquids, condensate or related hydrocarbons saved, produced and sold from any Lease or any Well.

“Oil and Gas Interests” means collectively the Leases and Wells.

“Operator” means New Dominion, LLC, an Oklahoma limited liability company.

“Organizational Documents” means any charter, certificate of incorporation, articles of association, certificate of limited partnership, bylaws, partnership agreement, operating agreement, or similar formation, or governing documents and instruments.

“Participation Agreement” means that certain Golden Lane Participation Agreement dated January 10, 2007 covering the Golden Lane Leases and the Golden Lane Wells by and among Operator, Grantor and the other signatories thereto.

“Permits” means authorizations, licenses, permits, or certifications issued by Governmental Authorities, provided, right-of-way agreements and similar rights and approvals that are not included in the definition of Permits.

“Permitted Liens” means any of the following matters:

a) the terms, conditions, restrictions, exceptions, reservations, limitations, and other matters contained in any applicable Leases if the net cumulative effect of such burdens does not operate to increase the Grantor’s Working Interest in any Well from that set forth in Exhibit “A” for the Golden Lane Wells or Exhibit “B” for the Luther Wells (without a corresponding increase in the Net Revenue Interest in such Well), or decrease Grantor’s Net Revenue Interest in any Well to less than the amount shown therefore in Exhibit “A” for the Golden Lane Wells or Exhibit “B” for the Luther Wells;

b) materialman’s, mechanics’, repairman’s, employees’, contractors’, operators’, non-operators’, or other similar Liens or charges for amounts that are not yet delinquent (including any amounts being withheld as provided by Law) or if delinquent, they are being contested in good faith by appropriate actions with appropriate reserves maintained by Grantor;

c) Liens for Taxes and assessments that are, in either case, allocable to the Properties and are not yet due or delinquent;

d) rights reserved to or vested in any Governmental Authority to control or regulate any of the Properties in any manner and all applicable Laws;

e) easements, rights-of-way, servitudes, permits, surface leases, surface-use restrictions, and other surface uses and impediments on, over, or in respect of property covered by the Leases or by any of the rights-of-way, easements, permits, or licenses included in the Properties to the extent such matters, individually or in the aggregate, do not materially interfere with the ownership or use of the Leases, taken as a whole;

f) all lessors’ royalties, overriding royalties, net profits interests, carried interests, reversionary interests, and similar burdens encumbering the Properties as of the Effective Time; provided, the net cumulative effect of such burdens does not operate to reduce the Grantor’s Net Revenue Interest in any Well to an amount less than the Net Revenue Interest in such Well set forth in Exhibit “A” for the Golden Lane Wells or Exhibit “B” for the Luther Wells;

g) any other Liens, defects or irregularities that do not, individually or in the aggregate, materially interfere with the ownership or use of the Leases affected thereby (as currently used or owned) and that would be acceptable to a reasonably prudent purchaser engaged in the business of owning and operating oil and gas properties;

h) all rights to consent by, required notices to, filings with, and other actions by any Governmental Authorities in connection with the sale or conveyance of oil and gas leases or interests therein, if the same are customarily obtained subsequent to such sale or conveyance;

i) contracts and agreements of public record in the county where a Lease is located;

j) rights and duties under orders (i) establishing, amending or otherwise pertaining to drilling and spacing units or (ii) for forced pooling of interests;

k) statutory liens securing the payment of production proceeds to parties entitled thereto, but only to the extent that payment obligations are not in default;

l) any Lien of which the enforcement is barred under applicable statute of limitations;

m) the terms and conditions of this Agreement and all exhibits, schedules and attachments hereto;

n) heirship and probate issues which are ordinarily and typically cured in the ordinary course of business after acquisition whether while preparing for drilling or in the revenue distribution process; and

o) a mortgage encumbering the mineral estate of any lessor of any of the Leases unless a complaint of has been filed or any similar action taken by the mortgagee thereunder and such mortgage has not been subordinated to such Leases.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, trust, Governmental Authority, or other entity of any kind.

“Post-Closing Environmental Liabilities” means (i) any violation of Environmental Law by Grantee or Grantee’s Affiliates after the Effective Time or arising in connection with the ownership or operation of the Properties after the Effective Time, (ii) any Release of Hazardous Substances onto or from the Properties after the Effective Time or relating to or arising from any activities conducted on such properties or from operation of such assets after the Effective Time and (iii) any claim, action, cause of action, inquiry, investigation, remediation, removal or restoration with respect to the matters set forth in subsection (i) or (ii) above.

“Pre-Closing Environmental Liabilities” means (i) any violation of Environmental Law, Grantor or Grantor’s Affiliates prior to the Effective Time or arising in connection with the ownership or operation of the Properties prior to the Effective Time, (ii) any Release of Hazardous Substances onto or from the Properties prior to the Effective Time or relating to or arising from any activities conducted on such properties or from operation of such assets prior to the Effective Time and (iii) any claim, action, cause of action, inquiry, investigation, remediation, removal or restoration with respect to the matters set forth in subsection (i) or (ii) above.

“Reasonable Efforts” means efforts in accordance with reasonable commercial practice and without the incurrence of unreasonable expense.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.

“Representatives” means, as to any Party, its officers, directors, employees, counsel, accountants, financial advisers and consultants.

“Tax Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Returns” means any report, return, election, document, estimated tax filing, declaration or other filing provided to any Tax Authority including any amendments thereto.

“Taxes” or “Tax” means (a) all taxes, assessments, duties, levies, imposts or other similar charges imposed by a Governmental Authority, including all income, franchise, profits, capital gains, capital stock, transfer, gross receipts, sales, use, transfer, service, occupation, ad valorem, property, excise, severance, windfall profits, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental (including taxes under Code Section 59A), alternative minimum, add-on, value-added, withholding (including backup withholding) and other taxes, assessments, duties, levies, imposts or other similar charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), and all estimated taxes, deficiency assessments, additions to tax, additional amounts imposed by any Governmental Authority, penalties and interest, and (b) any liability for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability of Grantor for payment of such amounts was determined or taken into account with reference to the liability of any other Party.

“Third-Party Claim” any claim asserted against the Indemnified Party by a Third Party.

“United States” means United States of America.

“Wells” means collectively the Golden Lane Wells and the Luther Wells.

“Working Interest” means, with respect to each Lease, a percentage interest in the full and entire leasehold estate created under and by virtue of the Lease and all rights and obligations of every kind and character appurtenant thereto or arising therefrom, without regard to any valid royalty, overriding royalties, production payments, carried interests, liens, or other encumbrances or charges against production insofar as such interest in said leasehold is burdened with the obligation to bear and pay costs of operations.

ARTICLE II

PROPERTIES

Section 2.01 Contribution. Subject to the terms and conditions of this Agreement, Grantor agrees to contribute, transfer, assign, and convey to Grantee, Grantor’s interest in the Properties, as hereinafter defined, effective as of the Effective Time.

Section 2.02 Properties. The term “Properties” as used herein shall mean:

a) an undivided 90% interest of Grantor’s right, title and interest, whether present, contingent or reversionary, limited to the Misener-Hunton formation only, in and to and only in and to the following described assets (with the Grantor retaining 10% of Grantor’s interest therein):

(i) the oil and/or gas leases, the rights under the pooling orders, and the mineral interests covered thereby as listed on Exhibit “A” (the “Golden Lane Leases”);

(ii) the oil wells, gas wells, temporarily abandoned wells and other wells of every nature and kind as described on Exhibit “A” including but not limited to, all wells that are or are capable of producing oil, natural gas, or natural gas liquids which are located on the Golden Lane Leases or lands pooled therewith or otherwise associated with the Golden Lane Leases (the “Golden Lane Wells”);

(iii) all oil, gas well gas, casinghead gas, condensate, and all components of any of them produced from or allocated to the Golden Lane Leases and/or the Golden Lane Wells and produced from the Misener-Hunton formation after the Effective Time (the “Golden Lane Hydrocarbons”);

(iv) all of the assignments or arrangements other instruments or agreements that pertain to the Properties and all contractually binding to which the Properties may be subject and which will be binding on the assets described in this Section 2.02(a) or Grantee after the Closing, including, without limitation: the Participation Agreement; farmin and farmout agreements; bottom-hole agreements; crude oil, condensate, and natural gas purchase and sale, exchange, gathering, transportation, and marketing agreements; hydrocarbon storage agreements; acreage contribution agreements; operating agreements; hydrocarbon balancing agreements; pooling agreements; unitization, pooling and communitization agreements; processing agreements; saltwater disposal agreements; options; permits; licenses; servitudes, easements; rights-of-way; facilities or equipment leases; oil and gas leases; and other contracts and agreements, owned by Grantor, in whole or in part, to the extent that they are used or held for use in connection with the ownership or operation of the assets described in this Section 2.02(a) or the production or treatment of the Golden Lane Hydrocarbons on or produced therefrom, or the transportation, sale or disposal of water, the Golden Lane Hydrocarbons, or associated substances therefrom;

(v) all of the personal property, equipment, fixtures, movable and immovable property and improvements appurtenant to the Golden Lane Wells not otherwise covered herein.

b) an undivided 50% interest, whether present, contingent or reversionary, limited to the Misener-Hunton formation only, in and to and only in and to the following described assets:

(i) the oil and/or gas leases, the rights under the pooling orders, and the mineral interests covered thereby as listed on Exhibit “B” (the “Luther Leases”);

(ii) the oil wells, gas wells, temporarily abandoned wells and other wells of every nature and kind as described on Exhibit “B” including but not limited to, all wells that are or are capable of producing oil, natural gas, or natural gas liquids which are located on the Luther Leases or lands pooled therewith or otherwise associated with the Luther Leases (the “Luther Wells”);

(iii) all oil, gas well gas, casinghead gas, condensate, and all components of any of them produced from or allocated to the Luther Leases and/or the Luther Wells and produced from the Misener-Hunton formation after the Effective Time (the “Luther Hydrocarbons”);

(iv) all of the assignments or arrangements other instruments or agreements that pertain to the Properties and all contractually binding to which the Properties may be subject and which will be binding on the assets described in this Section 2.02(b) or Grantee after the Closing, including, without limitation: farmin and farmout agreements; bottom-hole agreements; crude oil, condensate, and natural gas purchase and sale, exchange, gathering, transportation, and marketing agreements; hydrocarbon storage agreements; acreage contribution agreements; operating agreements; hydrocarbon balancing agreements; pooling agreements; unitization, pooling and communitization agreements; processing agreements; saltwater disposal agreements; options; permits; licenses; servitudes, easements; rights-of-way; facilities or equipment leases; oil and gas leases; and other contracts and agreements, owned by Grantor, in whole or in part, to the extent that they are used or held for use in connection with the ownership or operation of the assets described in this Section 2.02(b) or the production or treatment of the Luther Hydrocarbons on or produced therefrom, or the transportation, sale or disposal of water, the Luther Hydrocarbons, or associated substances therefrom; and

(v) all of the personal property, equipment, fixtures, movable and immovable property and improvements appurtenant to the Luther Wells not otherwise covered herein

c) copies of all of the land and well files in Grantor’s possession, and copies of any other files, records and data directly relating to the assets described in this Section 2.02, to the extent Grantor is not prohibited by any contractual restraints or which are not proprietary or privileged.

Section 2.03 Excluded Assets. Other than the Properties, Grantee is not acquiring any other assets of Grantor and specifically is excluded from the Properties; and reserved unto Grantor are the following (the “Excluded Assets”):

a) Grantor’s rights in the leases, force-pooling orders and wells in formations other than the Misener-Hunton formation;

b) all trade credits and all accounts, instruments and general intangibles attributable to the Properties with respect to any period of time prior to the Effective Time;

c) all claims and causes of action of Grantor (i) arising from acts, omissions or events, or damage to or destruction of property, occurring prior to the Effective Time, or (ii) arising under or with respect to Applicable Contracts that are attributable to periods of time prior to the Effective Time (including claims for adjustments or refunds);

d) all rights and interests of Grantor (i) under any policy or agreement of insurance or indemnity, (ii) under any bond, or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events, or damage to or destruction of property, occurring prior to the Effective Time;

e) all proceeds from the sale of Hydrocarbons produced from the Properties with respect to all periods prior to the Effective Time;

f) claims of Grantor for refunds of or loss carry forwards with respect to (i) production or any other taxes attributable to any period prior to the Effective Time, (ii) income or franchise taxes, or (iii) any taxes attributable to the Excluded Assets;

g) all amounts due or payable to Grantor as adjustments to insurance premiums related to the Properties with respect to any period prior to the Effective Time;

h) all proceeds, income or revenues (and any security or other deposits made) attributable to the Properties for any period prior to the Effective Time;

i) all of Grantor’s proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property;

j) data, licenses or permits that cannot be disclosed or assigned to Grantee as a result of confidentiality, licensing, or permitting arrangements under agreements with third parties;

k) all amounts due and payable to Grantor as adjustments or refunds under Applicable Contracts affecting the Properties, with respect to any period prior to the Effective Time, including without limitation all audit rights, amounts due or payable arising under Applicable Contracts or otherwise with respect to any period prior to the Effective Time or to any of the Excluded Assets;

l) all of Grantor’s internal appraisals and interpretive data, all privileged information such as data, licenses or permits that cannot be disclosed or assigned to Grantee as a result of confidentiality, licensing or permitting arrangements under agreements with third parties; and all corporate, financial, legal and tax records of Grantor, except as otherwise provided herein.

Section 2.04 Operator Owns Saltwater Disposal Infrastructure. Grantee acknowledges and agrees that it will not acquire ownership of saltwater disposal wells, pipelines, equipment or other Infrastructure relating to saltwater disposal or any byproducts of saltwater as a result of this Agreement or payment of any saltwater disposal fees under the Participation Agreement and the Joint Operating Agreement and that such saltwater disposal facilities and byproducts of saltwater shall remain the sole property of Operator and its assignees, but which shall continue to be operated by Operator pursuant to the Participation Agreement and the Joint Operating Agreement.

Section 2.05 Effective Time. The purchase of the Properties shall be effective as the Effective Time.

Section 2.06 Ownership of Properties. Subject to the provisions hereof, Grantor shall be entitled to all of the rights (including, without limitation, the right to all production, proceeds of production and other proceeds) of ownership, and shall be subject to the duties and obligations of such ownership attributable to the Properties for the periods of time prior to the Effective Time. Subject to the provisions of this Agreement, Grantee shall be entitled to all of the rights (including, without limitation, the right to all production, proceeds of production and other proceeds) of such ownership and shall assume and be subject to the duties, costs, assessments, liabilities, expenses, disbursements and obligations of such ownership, attributable to the Properties for the periods of time from and after the Effective Time and any plugging and environmental liability or obligation as provided for pursuant to Section 10.04 “Assumption of Plugging Liabilities” and Section 10.05 “Grantee’s Assumption of Environmental Liabilities” of this Agreement whether arising before or after the Effective Time.

ARTICLE III

CONSIDERATION; ADJUSTMENT PERIOD CASH FLOW

Section 3.01 Consideration. As consideration for the contribution of the Properties by Grantor to Grantee, Grantee shall issue to Grantor, or its designee, at Closing twenty million (20,000,000) shares of Grantee’s common stock (the “Shares”) and shall pay, subject to the adjustments described in Section 3.02 hereof, Grantor Sixty Million and 00/100 Dollars ($60,000,000.00) (the “Cash Consideration”).

Section 3.02 Adjustment Period Cash Flow.

a) The Cash Consideration shall be increased or decreased (at the times provided in Section 3.02(c)), as the case may be, by an amount equal to the Net Cash Flow (the “Adjustment Amount”) with respect to the Properties for the time period (the “Adjustment Period”) beginning at the Effective Time and ending at 7:00 a.m. (local time) on the Closing Date.

b) The “Net Cash Flow” shall be the algebraic sum of (i) a positive amount equal to the aggregate amount paid by Grantor as Grantor’s share of the costs and expenses of maintenance, development and operation of the Properties incurred with respect to the Adjustment Period in accordance with the terms hereof, and (ii) a negative amount equal to the aggregate gross proceeds received by Grantor or Grantee from the sale or disposition of the Hydrocarbons produced from the Properties during the Adjustment Period.

c) Within sixty (60) days following the Closing Date, Grantor shall deliver to Grantee a statement (the “Adjustment Statement”) setting forth in reasonable detail the Grantor’s good faith determination of the Adjustment Amount. Grantor shall provide Grantee access to all relevant books and records and supporting documentation in connection with Grantor’s preparation of the Adjustment Statement.

d) On or before the 15th day after receipt of the Adjustment Statement or the first Business Day thereafter if such 15th day is a not a Business Day, Grantor shall pay any and all amounts as showed to be owed by Grantor to Grantee under the Adjustment Statement. If the Adjustment Amount shown on the Adjustment Statement is a positive number, then the Cash Consideration shall be increased by such amount, and Grantee shall pay Grantor such amount. If the Adjustment Amount shown on the Adjustment Statement is a negative number, then the Cash Consideration shall be decreased by such amount, and Grantor shall pay Grantee such amount.

e) Should Grantee dispute any amount showing payable by Grantee or payable by Grantor under the Adjustment Statement, Grantee shall deliver to Grantor a written report containing any changes that Grantee proposes to be made to the Adjustment Statement on or before the date that Grantee or Grantor, as applicable, owes a payment under the Adjustment Statement. Grantee and Grantor shall undertake to agree upon a final resolution of the amounts owing under the Adjustment Statement not later than ninety (90) days after the Closing Date should Grantee dispute any amounts thereunder. If Grantee timely propose changes to the Adjustment Statement and thereafter Grantor and Grantee are unable to agree upon the final resolution of the Adjustment Statement within one hundred twenty (120) days from the Closing Date, a mutually acceptable, nationally recognized, accounting firm not performing services for either of the Grantee or Grantor shall be designated to act as an arbitrator and to decide all points of disagreement with respect to the Adjustment Statement, such decision to be binding upon all of the Parties. The costs and expenses of the arbitrator, shall be shared equally by Grantor and Grantee. If the Adjustment Statement, after resolution of all disputes, reflects an amount due to Grantor, Grantee shall within five (5) Business Days pay to Grantor in immediately available funds such amount. If the Adjustment Statement, after resolution of all disputes, reflects an amount due to Grantee, Grantor shall within five (5) Business Days pay to Grantee, in immediately available funds such amount.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01 Representations and Warranties of Grantor. Grantor represents and warrants the following to Grantee:

a) Organization. Grantor is duly organized, validly existing and in good standing under the laws of the State of Oklahoma, has full legal power to carry on its business as now conducted, is authorized to hold title to the Properties and is in good standing and duly qualified to conduct its business in the jurisdiction where the Properties are located.

b) Authorization and Enforceability. The execution, delivery and performance of this Agreement and the Grantor Ancillary Documents by Grantor and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized pursuant to the Organizational Documents of Grantor.

c) Enforceability. This Agreement and all other Grantor Ancillary Documents hav been duly executed and delivered on behalf of Grantor and constitutes the legal, valid and binding obligation of Grantor enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, reorganization or moratorium statutes, or other similar Laws affecting the rights of creditors generally or equitable principles (collectively, “Equitable Limitations”).

d) No Conflict. The consummation of the transactions contemplated by this Agreement and the Grantor Ancillary Documents will not violate, or be in conflict with, the Organizational Documents of Grantor or any material provision of any agreement or instrument to which Grantor is a party or by which it, or the Properties, is bound or will not violate or be in conflict with any material provision of any judgment, decree, order, statute, rule or regulation applicable to Grantor or any Property, or result in the creation or imposition of any Lien on any Property other than Permitted Liens.

e) Brokers. Grantor has not made any agreement with respect to any broker’s or finder’s fees arising out of or in any way related to the transactions contemplated by this Agreement for which Grantee will have any liability.

f) Litigation. Except as set forth in Schedule 4.01(f) (the “Retained Litigation”), Grantor has not received written notice of any suit, action or other proceeding, nor has any suit, action or other proceeding to the Knowledge of Grantor been threatened or is pending against Grantor or the Properties before any Governmental Authority and there exist no unsatisfied judgments any of kind which might result in impairment or loss of Grantor’s interest in any part of the Properties or that might hinder or impede the operation of the Properties in any material respect. Grantor has not received written notice of any pending proceeding, notice of violation, action, suit, claim or investigation before any federal, state or other governmental court or agency involving the ownership, operation or environmental condition of the Properties. There is no action, suit, proceeding, protest, claim or investigation by any Party or Governmental Authority, to Grantor’s Knowledge, pending or threatened against Grantor before any Governmental Authority that impedes or is likely to impede Grantor’s ability to consummate the transaction contemplated by this Agreement or to assume the liabilities to be assumed by Grantor under this Agreement.

g) Taxes. All federal, state and local Tax returns relating to the Properties and required under the statutes, rules and regulations of such jurisdictions have been filed and all Taxes, including, but not limited to, ad valorem, severance and income taxes (other than those being contested in good faith for which adequate provisions will be made) shown on said returns to be due, and additional assessments received prior to the date hereof, which are due and payable, have been paid. The Properties are not subject to any tax partnership agreements requiring a partnership income tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

h) Solvency. There are no bankruptcy proceedings pending, being contemplated by or, to Grantor’s Knowledge, based upon reasonable inquiry and investigation, threatened against Grantor. Grantor represents that it is, and after the completion of the transactions contemplated hereby, will be solvent and is and will continue to be able to pay its debts as they become due.

i) Material Contracts.

(i) All of the material agreements pertaining to the Properties which affect the interest being acquired by Grantee in the Properties pursuant to this Agreement, or Grantor’s exploration, development or production operations on the Leases are listed in Schedule 4.01(i).

(ii) There are no agreements involving any prepayments for production or any agreements requiring the delivery of oil, gas or other minerals produced from or allocated to any of the Leases at some future time without receiving full payment therefore at the time of delivery.

(iii) Except as set forth in Schedule 4.01(i), no Hydrocarbons are subject to a sale contract (other than division orders or spot sales agreements terminable on no more than thirty (30) days’ notice) and no Person has any call upon, option to purchase or similar rights with respect to the production from the Leases. Proceeds from the Hydrocarbons from the Leases and Wells are being received in all respects by Grantor in a timely manner and are not being held in suspense for any reason.

(iv) The Leases and Wells are not subject to any gas sales, gathering or transportation contracts within include provisions for hedging, price risk management or other financial arrangements or transactions, which will affect or burden the Leases from and after the Closing Date.

j) Consents. No approval of a Governmental Authority or consent or approval of any other Person is required to be obtained or made by or with respect to Grantor in connection with the execution, delivery, and performance of this Agreement (including the assignment of the Properties) or the other Ancillary Documents or the consummation of the transactions contemplated hereby or thereby, except consents by, required notices to, filings with, or other actions by any Governmental Authority in connection with the sale or conveyance of oil and gas leases or interests therein, if the same are customarily obtained routinely and subsequent to such sale or conveyance.

k) Production Burdens, Taxes and Expenses. (i) All rentals, royalties, excess royalty, overriding royalty interests and other payments due under or with respect to the Leases and Wells have been properly and timely paid pursuant to the terms and conditions of the Leases or other agreements or applicable Laws, and (ii) all Taxes based on or measured by the ownership of the Properties or the production of Hydrocarbons from the Properties that have become due have been properly and timely paid.

l) Surface Use. With the exception of Lease provisions, including provisions set forth in recorded addendums to Leases, and agreements listed in Schedule 4.01(l), there are no surface use agreements to which Grantor is a party covering a portion of the Lands.

m) Compliance with Laws. Except for matters that would not be reasonable expected to have a Material Adverse Effect or listed in Schedule 4.01(m), Grantor has not received a written notice of a material violation of any Law of any Governmental Authority, or any judgment, decree or order of any court, applicable to the Properties or operations on the Properties, which remain uncured.

n) Gas Imbalances. There do not exist any gas imbalances (i) which are with gatherers, processors or transporters or with co-tenants or working interest owners in a well, unit or field, (ii) which are associated with the Properties and (iii) where Grantor has received a quantity of gas prior to the Effective Time for which Grantee will have a duty after the Effective Time to deliver an equivalent quantity of gas or pay a sum of money.

o) Commitments. (i) Except as set forth in Schedule 4.01(o), Grantor has incurred no expenses and has made no commitments to make expenditures in connection with the ownership or operation of the Properties after the Effective Time, other than with respect to routine operations performed in the ordinary course of operating existing wells on the Properties, which operations are, individually, estimated to cost $50,000 or less, net to Grantor’s interest, and (ii) except as set forth in Schedule 4.01(o), no proposals or authorities for expenditures are currently outstanding (whether made by Grantor or by any other party) to drill additional Wells, or to deepen, plug back or rework existing well or to conduct other operations of the Leases for which consent is required under the applicable operating agreement or to abandon any wells on the Leases, or to conduct any other operation on the Properties for with the estimated cost exceeds $50,000 net to Grantor’s interest per Lease.

p) Environmental Matters. Except as may be disclosed in Schedule 4.01(p) or for matters that would not be reasonably expected to have a Material Adverse Effect:

(i) the operations of the Properties are, and have been, in compliance with all Environmental Laws, which compliance includes the possession and maintenance of, and compliance in all respects with, all Permits required under all applicable Environmental Laws;

(ii) neither Grantor nor any of its assets are the subject of any outstanding administrative or judicial order or judgment, agreement or arbitration award from any Governmental Authority under any Environmental Laws requiring remediation or the payment of a fine or penalty;

(iii) the Properties are not subject to any action, claim, suit, investigation, inquiry, or proceeding pending or threatened in writing, whether judicial or administrative, alleging noncompliance with or potential liability under any Environmental Law;

(iv) no circumstances exist with respect to the Properties that give rise to an obligation by Grantor to investigate, remediate, monitor or otherwise address the presence, on-site or offsite, of Hazardous Substances under any applicable Environmental Laws;

(v) there has been no Release of any Hazardous Substances into the environment from any of the Properties; and

Grantor has provided copies to Grantee of all environmental studies, assessments, and investigations related to Grantee and its assets.

q) Permits. Grantor possesses all Permits necessary for Grantor to own and operate the Properties, as currently conducted. All such Permits are in full force and effect and Grantor has complied with all terms and conditions of such Permits. There are no lawsuits or other proceedings pending or, to the Knowledge of Grantor, threatened in writing before any Governmental Authority that seeks the revocation, cancellation, suspension, or adverse modification thereof. The Permits, a list of which has been provided to Grantee as Schedule 4.01(q), will not be subject to suspension, modification, revocation, or non-renewal as a result of the execution and delivery of this Agreement and the Grantor Ancillary Documents or the consummation of the transactions contemplated hereby or thereby.

r) Title to Properties and Related Matters. Grantor has Good and Defensible Title to the Leases and Wells and upon the Closing Grantee will acquire Good and Defensible Title to the Leases and Wells being contributed hereunder. Each of the Leases is in full force and effect and Grantor (i) is not in breach of or default under any of the Leases and (ii) has not received written notice of any default under, or action to alter, terminate, rescind or procure a judicial reformation of, any such Lease and, to Grantor’s Knowledge, none of the foregoing is or has been threatened against Gramtpr.

s) Insurance. All the assets of Grantor are covered by, and insured under insurance policies underwritten by reputable insurers that include coverages and related limits and deductibles that are customary in the oil and gas industry. All such insurance policies are in full force and effect and all premiums due and payable on such policies have been paid. No notice of cancellation of or indication of an intention not to renew, any such insurance policy has been received by either Grantee or any of its Affiliates.

Section 4.02 Representations and Warranties of Grantee. Grantee represents and warrants the following to Grantor of the execution of this Agreement and as of Closing:

a) Organization. Grantee is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, has full legal power to carry on its business as now conducted, is authorized to hold title to its assets and is in good standing and duly qualified to conduct its business in the jurisdictions where its assets are located.

b) Authorization and Enforceability. The execution, delivery and performance of this Agreement and the Grantee Ancillary Documents by Grantee and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized pursuant to the Organizational Documents of Grantee.

c) Enforceability. This Agreement and all other Grantee Ancillary Documents have been duly executed and delivered on behalf of Grantee and constitutes the legal, valid and binding obligation of Grantee enforceable in accordance with its terms, except as enforceability may be limited by Equitable Limitations.

d) No Conflict. The consummation of the transactions contemplated by this Agreement and the Grantee Ancillary Documents will not violate, or be in conflict with, the Organizational Documents or any material provision of any agreement or instrument to which Grantee is a party or by which it, or the its assets, is bound or will not violate or be in conflict with any material provision of any judgment, decree, order, statute, rule or regulation applicable to Grantee or any asset of Grantee, or result in the creation or imposition of any Lien or any asset of Grantee other than Permitted Liens.

e) Brokers. Grantee has not made any agreement with respect to any broker’s or finder’s fees arising out of or in any way related to the transactions contemplated by this Agreement for which Grantor will have any liability.

f) Litigation. Grantee has not received written notice of any suit, action or other proceeding, nor has any suit, action or other proceeding to the Knowledge of Grantee been threatened or is pending against Grantee or its assets before any Governmental Authority and there exist no unsatisfied judgments any of kind which might result in impairment or loss of Grantee’s interest in any part of its assets or that might hinder or impede the operation of Grantee in any material respect. Grantee has not received written notice of any pending proceeding, notice of violation, action, suit, claim or investigation before any federal, state or other governmental court or agency involving the ownership, operation or environmental condition of Grantee’s assets or operations. There is no action, suit, proceeding, protest, claim or investigation by any Party, entity, administrative agency or governmental body, to Grantee’s Knowledge, pending or threatened against Grantee before any Governmental Authority that impedes or is likely to impede Grantee’s ability to consummate the transaction contemplated by this Agreement or to assume the liabilities to be assumed by Grantee under this Agreement.

g) Capitalization. The authorized capital stock of Grantee consists of one-hundred and eighty million (180,000,000) shares of common stock and twenty million (20,000,000) shares of preferred stock of which twenty one million two hundred thousand (21,200,000) shares of common stock will be issued and outstanding after the concurrent consummation of the transactions contemplated hereunder and under that certain Contribution Agreement among Grantee, Deylau, LLC, Timothy R. and Robin L. Cargile, W.K. Chernicky, L.L.C., Okeanos, Inc., Tony McKaig and Red Dragon, LLC, and no more than five million (5,000,000) additional shares of common stock of Grantee shall be issued and outstanding as of the close of business on the date hereof. All of such shares are, or will be, validly issued, fully paid, nonassessable, issued free of preemptive rights in compliance with applicable Laws and have been, or will be, accorded full voting rights. With respect to Grantee, there are no outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for equity securities, any other commitments or agreements providing for the issuance of additional equity interests or the repurchase or redemption of equity interests, and there are no agreements of any kind which may obligate Grantee to issue, purchase, redeem or otherwise acquire any of its equity interests. There are no voting agreements, proxies or other similar agreements or understandings with respect to the equity interests of Grantee. Upon consummation of the transactions contemplated by this Agreement, Grantor will acquire good and valid title to all of the Shares, free and clear and any Liens.

h) Acknowledgement. Grantee agrees and acknowledges that the Properties have been used for oil and gas drilling and production operations, related oil field operations and possibly for the storage and disposal of deleterious substances and the Properties may be contaminated with such materials. Physical changes in or under the Properties or adjacent lands may have occurred as a result of such uses. The Properties may contain wells, sumps landfills, pits, ponds, tanks impoundments, foundations, pipelines and other equipment whether or not of a similar nature, any of which may be buried and contain deleterious substances, and the locations of which may not be readily apparent by a physical inspection of the Property. In addition Grantee acknowledges that some oil field production equipment may contain hazardous materials, including, without limitation, asbestos and/or natural occurring radioactive material (“NORM”). In this regard, Grantee expressly understands that NORM in the form of scale or in other forms may have become dislodged from the inside of wells, materials and equipment and be located on the Properties. Grantee expressly understands that special procedures may be required for the removal and disposal of asbestos, NORM, and other deleterious substances from the Properties where they may be found. Grantee represents that at Closing it will have satisfied itself as to the physical and environmental condition of the Properties, both surface and subsurface, and their method of operation and agrees to accept an assignment of the Properties at Closing on an “AS IS, WHERE IS” basis, “WITH ALL FAULTS” and in making the decision to enter in this Agreement and consummate the transactions contemplated hereby, Grantee has relied solely on the basis of its own independent investigation of the Properties.

i) Experience. Grantee represents that by reason of Grantee’s Knowledge and experience in the evaluation, acquisition, and operation of oil and gas properties, Grantee has evaluated the merits and risks of acquiring the Properties from Grantor and has formed an opinion based solely upon Grantee’s Knowledge and experience and not upon any representations or warranties by Grantor.

j) No Distribution. Grantee is acquiring the Properties for its own account and not with the intent to make a distribution within the meaning of the Securities Act of 1933 (and the rules and regulations pertaining thereto) or a distribution thereof in violation of any other applicable securities laws.

Section 4.03 Waiver of Representations and Warranties. THE EXPRESS REPRESENTATIONS OF GRANTOR CONTAINED IN THIS AGREEMENT ARE EXCLUSIVE AND ARE IN LIEU OF, AND GRANTOR EXPRESSLY DISCLAIMS AND NEGATES AND GRANTEE HEREBY WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, WITH RESPECT TO (i) TITLE, (ii) THE QUALITY, QUANTITY OR VOLUME OF THE RESERVES, IF ANY, OF HYDROCARBONS IN OR UNDER THE PROPERTIES AND (iii) THE ENVIRONMENTAL CONDITION OF THE PROPERTIES, BOTH SURFACE AND SUBSURFACE. GRANTOR DOES NOT MAKE OR PROVIDE, AND GRANTEE HEREBY WAIVES, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS. EXCEPT AS PROVIDED HEREIN, GRANTOR DISCLAIMS AND NEGATES, AND GRANTEE HEREBY WAIVES, ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED OR STATUTORY. THE ITEMS OF PERSONAL PROPERTY, EQUIPMENT, IMPROVEMENTS, FIXTURES AND APPURTENANCES CONVEYED AS PART OF THE PROPERTIES ARE SOLD, AND GRANTEE ACCEPTS SUCH ITEMS “AS IS, WITH ALL FAULTS.” THERE ARE NO WARRANTIES THAT EXTEND BEYOND THE FACE OF THIS AGREEMENT. GRANTEE ACKNOWLEDGES THAT THIS WAIVER IS CONSPICUOUS.

ARTICLE V

TAX MATTERS

Section 5.01 Apportionment of Tax Liability. All Taxes based on or measured by production or Hydrocarbons shall be deemed attributable to the period during which such production occurred and not attributable to the year in which such Taxes are assessed.

Section 5.02 Tax Reports and Returns. With respect to the Properties, Grantor agrees to file all Tax Returns for the period of time prior to the Effective Time, and Grantee agrees to file all Tax Returns for the period of time after the Effective Time. The Party not filing the Tax Return agrees to provide the Party filing the return with the information which is necessary and appropriate to file any required tax reports and returns related to the Properties. Grantee agrees to file all tax returns and reports applicable to the Properties that are required to be filed after Closing, and pay all required Taxes payable with respect to the Properties.

ARTICLE VI

CLOSING

Section 6.01 Closing. The purchase by Grantee and the sale by Grantor of the Properties as contemplated by this Agreement (herein called the “Closing”) shall take place on the date hereof.

Section 6.02 Closing Obligations. At the Closing the following events shall occur:

a) Grantee shall deliver and issue duly endorsed and executed certificates for the Shares to Grantor, or its designee, in accordance with Law.

b) Grantor, Grantee and Operator shall have entered into that Joint Operating Agreement substantially in the form of Exhibit “C” attached hereto with respect to the ownership and operation of the Luther Leases and the Luther Wells.

c) Grantee and Operator shall have entered into that certain Agreement providing for the Right to Participate substantially in the form of Exhibit “D.”

d) Grantor shall deliver to Grantee a properly executed Assignment, Bill of Sale and Conveyance in form and substance as set forth on Exhibit “E” for the Properties and copies, at Grantor’s cost, of all other records, information and data, whether written or electronically stored, relating to the Properties, including, without limitation all lease, contract, well data, gas control and accounting files maintained by Grantor covering the Properties, to the extent Grantor is not prohibited by any contractual restraints or which are not proprietary or privileged.

e) Grantor shall deliver to Grantee a non-foreign affidavit(s) in compliance with United States Treasury Regulation Section 1.1445-2(b)(2).

f) Grantor and Grantee shall execute and deliver all documents necessary directing Operator or the purchaser of the Hydrocarbons to pay Grantee the proceeds attributable to the production form the Leases and the Wells from and after the Effective Time.

ARTICLE VII

POST-CLOSING RIGHTS AND OBLIGATIONS

Section 7.01 Files and Records. Grantee will retain and will provide Grantor with reasonable access to any books and records so retained by Grantee for a period of seven (7) years from and after Closing, together with such additional files, data and records of Grantee as may be reasonably requested by Grantor in order to pursue any claims, obligations and disputes relating to the Properties. Grantee shall use all reasonable efforts to obtain access, for Grantor’s benefit, to all such books and records that are appurtenant to any Property which may be subsequently conveyed by Grantee.

Section 7.02 Taxes and Recording Fees. Grantee shall pay all sales and use taxes and related penalties and interest, if any, due as a result of this transaction. Grantee shall pay all transfer, documentary filing and recording fees required in connection with the filing and recording of any assignments and furnish Grantor copies of recorded and/or filed documents.

Section 7.03 Further Assurances. From and after Closing, Grantor and Grantee shall, without further consideration, execute, acknowledge and deliver or use reasonable efforts to cause to be executed, acknowledged and delivered such instruments and take such other action as may be necessary or advisable to carry out their obligations under this Agreement and under any document, certificate or other instrument delivered pursuant hereto.

Section 7.04 Assumption of Plugging Liabilities. Upon Closing, Grantee assumes hereby its proportionate share of any and all plugging and abandonment obligations associated with the Properties, regardless of when the obligations arose. Plugging and abandonment obligations shall mean all usual and normal prudent operations for the plugging, abandonment, surface restoration, site clearance, and disposal of related waste materials, including, without limitation, NORM and asbestos, and of all oil, gas, injection, water or other wells, sumps, pits, ponds, tanks, impoundments, foundations, pipelines, structures and equipment of any kind or description on the Properties, in compliance with all applicable contractual obligations and applicable rules and regulations of governmental bodies having jurisdiction over the Properties.

Section 7.05 Grantee’s Assumption of Environmental Liabilities. Upon Closing, Grantee assumes responsibility for any and all Post Closing Environmental Liabilities.

Section 7.06 Joint Billing Audits and Credits. Subject to the provisions of this Agreement, Grantor shall retain all of the rights incidental to its ownership of the Properties prior to the Effective Time, including, without limitation, the rights to all proceeds of production, retroactive price adjustments, windfall profit tax refunds, judgments or settlements, and any reimbursement or refund of ad valorem taxes paid by Grantor and shall be responsible for all costs, assessments, gas imbalances, liabilities, expenses and disbursements with respect thereto prior to the Effective Time resulting from, relating to or arising out of the ownership, occupancy, use or operation of the Properties except as to environmental matters and plugging and abandonment liabilities which are assumed by Grantee under this Agreement. Grantor shall be responsible for the settlement of all joint billing audits which relate to the Properties and the accounting periods prior to the Effective Time. Grantee shall be responsible for the payment of it proportionate share of any amounts finally determined to be due and payable as a result of any joint billing audit which relate to the Properties and the accounting periods after the Effective Time. Any credits received by Grantee attributable to expenses paid prior to the Effective Time shall be reimbursed to Grantor by Grantee. Any credits received by Grantor attributable to expenses paid after the Effective Time shall be reimbursed to Grantee by Grantor.

ARTICLE VIII

INDEMNIFICATION

Section 8.01 Survival.

a) The representations and warranties of the Parties contained herein and all covenants contained herein that are to be performed prior to the Closing will survive for twelve (12) months following the Closing; provided, however, the Fundamental Representations and Warranties shall survive the Closing up to the applicable statute of limitations. No Party shall have any liability for indemnification claims made under this Article VIII with respect to any such representation, warranty or covenant unless a Claim Notice is provided by the non-breaching Party to the other Party prior to the expiration of the applicable survival period for such representation, warranty or pre-closing covenant. If a Claim Notice has been timely given in accordance with this Agreement prior to the expiration of the applicable survival period for such representation, warranty or covenant or claim, then the applicable representation, warranty or covenant shall survive as to such claim, until such claim has been finally resolved.

b) All covenants and agreements of the Parties contained in this Agreement to be performed after the Closing, will survive the Closing in accordance with their terms.

Section 8.02 Indemnification.

a) From and after the Closing, Grantor shall hold harmless Grantee, Grantee’s Affiliates and their respective Representatives (the “Grantee Indemnified Parties”) from and against all Losses that the Grantee Indemnified Parties incur from or out of; (i) any breach of any representation, warranty or covenant of Grantor in this Agreement and; (ii) the business and operations of the Properties relating to periods prior to the Effective Time, including Pre-Closing Environmental Liabilities and (iii) any Taxes that are attributable to the ownership or operation of the Properties during any periods or partial periods ending on or before the Effective Time.

b) From and after the Closing, Grantee shall indemnify and hold harmless the Grantor, Grantor’s Affiliates and their respective Representatives (the “Grantor Indemnified Parties”) from and against all Losses that the Grantor Indemnified Parties incur from or out of (i) any breach of any representation, warranty or covenant of Grantee in this Agreement; (ii) the business and operations of the Properties relating to periods after the Effective Time, including Post-Closing Environmental Liabilities and (iii) any Taxes which are attributable to the ownership or operation of the Properties during any periods or partial periods ending after the Effective Time.

Section 8.03 Duty to Use Reasonable Efforts. Notwithstanding anything to the contrary herein, the Parties shall have a duty to use Reasonable Efforts to mitigate any Loss arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 8.04 Indemnification Procedures. Claims for indemnification under this Agreement shall be asserted and resolved as follows:

a) Any Grantee Indemnified Party or Grantor Indemnified Party claiming indemnification under this Agreement (an “Indemnified Party”) with respect to any claim asserted against the Indemnified Party by a third party (a “Third Party Claim”) in respect of any matter that is subject to indemnification under Section 8.02 shall promptly (i) notify the indemnifying Party (the “Indemnifying Party”) of the Third-Party Claim and (ii) transmit to the Indemnifying Party a written notice (a “Claim Notice”) describing in reasonable detail the nature of the Third-Party Claim, a copy of all papers served with respect to such claim (if any), the Indemnified Party’s best estimate of the amount of Losses attributable to the Third-Party Claim and the basis of the Indemnified Party’s request for indemnification under this Agreement. Failure to timely provide such Claim Notice shall not affect the right of the Indemnified Party’s indemnification hereunder, except to the extent the Indemnifying Party is prejudiced by such delay or omission.

b) The Indemnifying Party shall have the right to defend the Indemnified Party against such Third-Party Claim. If the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party elects to assume the defense of the Third-Party Claim, then the Indemnifying Party shall have the right to defend such Third-Party Claim with counsel selected by the Indemnifying Party (who shall be reasonably satisfactory to the Indemnified Party), by all appropriate proceedings, to a final conclusion or settlement at the discretion of the Indemnifying Party in accordance with this Section 8.03(b). The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided that the Indemnifying Party shall not enter into any settlement agreement without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided, further, that such consent shall not be required if (i) the settlement agreement contains a complete and unconditional general release by the third party asserting the claim to all Indemnified Parties affected by the claim and (ii) the settlement agreement does not contain any sanction or restriction upon the conduct of any business by the Indemnified Party or its Affiliates. If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and its counsel in contesting any Third-Party Claim which the Indemnifying Party elects to contest, including the making of any related counterclaim against the Party asserting the Third-Party Claim or any cross complaint against any Party. The Indemnified Party may participate in, but not control, any defense or settlement of any Third-Party Claim controlled by the Indemnifying Party), and the Indemnified Party shall bear its own costs and expenses with respect to such participation.

c) If the Indemnifying Party does not notify the Indemnified Party that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 8.03(b), then the Indemnified Party shall have the right to defend, and be reimbursed for its reasonable cost and expense (but only if the Indemnified Party is actually entitled to indemnification hereunder) in regard to the Third-Party Claim with counsel selected by the Indemnified Party (who shall be reasonably satisfactory to the Indemnifying Party), by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnified Party. In such circumstances, the Indemnified Party shall defend any such Third-Party Claim in good faith and have full control of such defense and proceedings; provided, however, that the Indemnified Party may not enter into any compromise or settlement of such Third-Party Claim if indemnification is to be sought hereunder, without the Indemnifying Party’s consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 8.03(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

d) Subject to the other provisions of this Article VIII, a claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the Party from whom indemnification is sought.

e) In the event an Indemnified Party shall recover Losses in respect of a claim of indemnification under this Article VIII, no other Indemnified Party shall be entitled to recover the same Losses in respect of a claim for indemnification.

Section 8.05 Additional Agreements Regarding Indemnification. Notwithstanding anything to the contrary herein:

a) Grantor shall have no liability arising out of or relating to Section 8.02(a) for any Loss that does not exceed $50,000.00 (a “Recoverable Loss”) and then only to the extent the aggregate amount of all such Recoverable Losses actually incurred by Grantee Indemnified Parties thereunder exceed $3,200,000 (and then, subject to Section 8.04(c), only to the extent such aggregate Recoverable Losses exceed such amount);

b) in no event shall Grantor’s aggregate liability arising out of or relating to Section 8.02(a) exceed $24,000,000.00,

c) the amount of any Loss for which a Grantee Indemnified Party claims indemnification under this Agreement shall be reduced by: (i) any insurance proceeds actually recovered with respect to such Loss and (ii) indemnification or reimbursement payments actually recovered from third parties with respect to such Loss.

d) For purposes of determining whether there has been a breach or inaccuracy of a representation or warranty by a party in connection with the assertion of a claim for indemnification under Article VIII, or determining the amount of a Loss, with respect to any asserted breach or inaccuracy, such determination shall be made without regard to any qualifier as to “material,” or “materiality” expressly contained in Article III or Article IV.

Section 8.06 Wavier of Consequential Damages. Any Losses or damages recoverable under this Agreement, including the indemnification obligations of the parties provided for in this Article VIII, will be limited to actual Losses and damages and will not include, and each party entitled to indemnity or to recover Losses or damages under this Agreement expressly and irrevocably waives and releases any right to recover, any incidental, consequential, indirect, punitive, special or exemplary damages, provided that any incidental, consequential, indirect, punitive, special or exemplary Damages recovered by a third Person (including a Governmental Authority, but excluding any Affiliate of any party) against a party entitled to Losses and damages, including indemnity pursuant to this Article VIII, will be included in the Losses and damages recoverable under this Agreement.

ARTICLE IX

ARBITRATION

Section 9.01 Arbitration. If arbitration is required pursuant to this Agreement, the Parties shall agree on a sole arbitrator to hear and decide all matters under this Agreement. In the event that the parties are unable to agree on an arbitrator within thirty (30) days after a notice of arbitration is filed be either party, then such arbitrator shall be chosen in accordance with the Commercial Arbitration Rules (“Rules”) of the American Arbitration Association (“AAA”).

Section 9.02 Location. Any arbitration hearing shall be held in Oklahoma City, Oklahoma unless another place is determined to be mutually acceptable to the arbitrator, the Grantee and the Grantor.

Section 9.03 Rules. The arbitrator shall settle all disputes concerning matters for which this Agreement requires the use of arbitration in accordance with the Rules of the AAA to the extent such Rules do not conflict with the terms of this Agreement.

Section 9.04 Hearings. The arbitrator promptly shall hear and determine (after giving the Parties due notice of hearing and reasonable opportunity to be heard) the questions submitted and shall render a decision within sixty (60) days after notifying the Parties that the arbitration hearings have been closed or, if oral hearings have been waived, from the date of the transmittal of the Parties’ final statements and proofs to the arbitrator.

Section 9.05 Jurisdiction of Provisions. The arbitrator shall not have jurisdiction or authority to add to, detract from or alter in any way the provisions of this Agreement. Pending the final decision of the arbitrator of any dispute, both Parties will proceed diligently with performance of all contract obligations, including the payment of all sums not in dispute, required by this Agreement. Notwithstanding the foregoing, the Parties reserve the right to apply to any court of competent jurisdiction for the purpose of obtaining security or other provisional relief to satisfy or effectuate an eventual arbitration award, including, without limitation, attachment and injunctive relief. The commencement of any action for such relief in aid of arbitration shall not constitute a waiver of the right to arbitration nor shall it prejudice in any way the right to proceed to arbitration.

Section 9.06 Written Decision or Award. The written decision or award of the arbitrator shall be final and binding upon the Parties and the Parties shall abide by and comply with such decision and a judgment may be rendered upon such decision or award in a court of competent jurisdiction. Grantee and Grantor shall equally bear the cost of the services and expenses of the arbitrator and all other costs of the arbitration proceedings.

Section 9.07 Authority of Arbitrator. The arbitrator shall be authorized to consider only issues that this Agreement expressly requires to be submitted to arbitration. The arbitrator shall have the authority to determine whether the arbitrator is authorized by this Agreement to consider a matter submitted for arbitration. If the arbitrator concludes that he has no such authority, it shall cease consideration of that matter and so notify both Parties.

ARTICLE X

MISCELLANEOUS

Section 10.01 Notices. All notices and communications required or permitted under this Agreement shall be in writing and shall be sufficiently given, effective upon receipt, if personally delivered in writing or if mailed by registered or certified mail, postage prepaid, or bonded overnight carrier, or if communicated by telegram or telecopy, if directed to the Parties addressed as follows:

Grantee:	NEW SOURCE ENERGY CORPORATION

Phone: 405.272.3028
Fax: 405.272.3034
Attention: Kristian Kos
E-mail : kkos@newsource.com
Address : 914 N. Broadway Ave., Suite 230
Oklahoma City, OK 73102

Grantor:	SCINTILLA, LLC

Phone: 918.587.6242
Fax: 918.587.7120
Attention: David J. Chernicky
E-mail: David.Chernicky@newdominion.net
Address: 1307 S. Boulder Ave. Suite 400
Tulsa, OK 74119

Provided, however, that any notice required or permitted under this Agreement will be effective if given verbally within the time period provided, so long as such verbal notice is followed by written notice thereof in the manner herein provided within twenty-four hours following the end of such time period. Any party may, by written notice so delivered to the others, change the address or individual to which delivery shall thereafter be made.

Section 10.02 Amendments and Severability. This Agreement may be amended or modified at any time and in all respects, or any provision may be waived, only by an instrument in writing executed by Grantee and Grantor in the case of amendment or modification, or, in the case of a waiver, by a written instrument executed by the Party to whom the obligation was owed. The invalidity of any one or more provisions of this Agreement shall not affect the validity of this Agreement as a whole, and in case of any such invalidity, this Agreement shall be construed as if the invalid provision had not been included herein.

Section 10.03 Assignment. This Agreement or any part hereof may not be assigned by either Party without the prior written consent of the other Party. Grantee may designate an Affiliate of Grantee to acquire title to the Properties under any conveyance, assignment or transfer instruments executed to consummate the transactions contemplated hereby and Grantor may assign its right to acquire title to the Shares.

Section 10.04 Table of Contents Headings. The headings of the articles and sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

Section 10.05 References. References made in this Agreement, including use of a pronoun, shall be deemed to include, where applicable, masculine, feminine, singular or plural, individuals, partnerships or corporations.

Section 10.06 Governing Law. This Agreement and its performance shall be construed in accordance with, and governed by, the internal laws of the State of Oklahoma, excluding any choice of law rules which may direct the application of the laws of another jurisdiction and the Grantee agrees to submit to the exclusive jurisdiction and venue of the federal and state courts of Oklahoma County, Oklahoma regarding the adjudication of any dispute arising out of the performance or enforcement of this Agreement, except matters that are subject to arbitration under this Agreement. Grantee waives any objection to venue of such action, suit or proceeding in such courts and waives any claim that any action, suit or proceeding brought in such courts is an inconvenient forum.

Section 10.07 Announcements. Grantor and Grantee shall consult with each other with regard to all press releases and other announcements issued at or prior to Closing concerning this Agreement or the transaction contemplated hereby and, except as may be required by applicable laws or the applicable rules or regulations of any governmental agency or stock exchange, neither Grantee nor Grantor shall issue any such press release or other publicity without the prior written consent of the other Party.

Section 10.08 Entire Agreement. This Agreement constitutes the entire understanding among the Parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter, whether oral or written.

Section 10.09 Parties in Interest. This Agreement shall be binding upon, and shall inure to the benefit of, the Parties hereto and, except as otherwise prohibited, their respective successors and assigns; and nothing contained in this Agreement, express or implied, is intended to confer upon any other Party or entity any benefits, rights or remedies.

Section 10.10 Waiver. The failure of a Party hereto to insist on the strict performance of any provision of this Agreement or to exercise any right, power, or remedy upon a breach thereof shall not constitute a waiver of any provisions of this Agreement or limit the Party’s right thereafter to enforce any provision or exercise any right.

Section 10.11 Litigation Costs. In the event that any Party to this Agreement resorts to legal proceedings to enforce this Agreement, the prevailing Party in such proceedings shall be entitled to recover all costs incurred by such Party, including reasonable attorney fees.

Section 10.12 Exhibits. All exhibits and disclosure schedules attached to or referred to in this Agreement are incorporated into and made a part of this Agreement.

Section 10.13 No Partnership Created. It is not the purpose or intention of this Agreement to create (and it shall not be construed as creating) a joint venture, partnership or any type of association, and the Parties are not authorized to act as agent or principal for each other with respect to any matter related hereto.

Section 10.14 Not to Be Construed Against Drafter. The Parties acknowledge that they have had an adequate opportunity to review each and every provision contained in this Agreement and to submit the same to legal counsel for review and comment, including expressly, but without limitation, the waivers and indemnities contained herein. Based on said review and consultation, the Parties agree with each and every term contained in this Agreement. Based on the foregoing, the Parties agree that the rule of construction that a contract be construed against the drafter, if any, shall not be applied in the interpretation and construction of this Agreement.

Section 10.15 No Third Party Beneficiaries. Nothing contained in this Agreement shall entitle anyone other than the Grantor or Grantee or their authorized successors and assigns to any claim, cause of action, remedy or right of any kind.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first set forth above.

GRANTOR
Scintilla, LLC

By:	/s/ David J. Chernicky
David J. Chernicky

Title:	Manager

GRANTEE
New Source Energy Corporation

By:	/s/ Kristian Kos
Kristian Kos

Title:	President and Chief Executive Officer

Schedule 4.01

Litigation

Jack Mattingly, Kay Mattingly, Mike Healy Trust, f/k/a Mike Healy, d/b/a MCR Investments, C.E. Garrett, and G&W, a partnership, v. Equal Energy, a/k/a Altex Energy Corporation, a/k/a Altex Resources Corporation, Special Energy Corporation, New Dominion, LLC, and Scissortail Energy, LLC, Case No. 10-CV-565-TCK-PJC, in the United States District Court for the Northern District of Oklahoma. This case was originally filed in Creek County District Court on August 16, 2010, but was subsequently removed to federal court on September 9, 2010, under CAFA provisions. Plaintiffs make claims individually and on behalf of a class of royalty owners alleging that Defendants breached certain duties owed to Plaintiffs arising from oil and gas leases between Plaintiffs and Defendants by allegedly deducting post-production costs in calculating the royalties paid to Plaintiffs under those leases. Plaintiffs seek damages in excess of $10,000, punitive damages, interest, costs and attorney’s fees. Plaintiffs have moved to remand the action to state court, and Defendants, including the Company, have filed various motions to dismiss. In addition, the Company has filed a motion for summary judgment and motion for sanctions against Plaintiffs and Plaintiffs’ counsel. Decision on the Defendants’ motions has been stayed until the Court rules upon Plaintiffs’ motion to remand, which remains pending.

Schedule 4.01(i)

Material Contracts

1.	Amended and Restated Gas Purchasing and Processing Agreement dated May 1, 2005 between Scissortail Energy, LLC and New Dominion, LLC.

2.	Gas Purchase Contract dated September 1, 2006 between DCA Midstream (as successor to Duke Energy Field Services) and New Dominion, LLC (as successor to EOG Resources).

3.	Crude Oil Purchase Agreement dated November 11, 2010 between Enterprise Crude Oil LLC and New Dominion, LLC.

4.	Crude Oil Purchase Agreement dated December 16, 2010 between United Petroleum Purchasing Co., LLC and New Dominion, LLC.

5.	Participation Agreement.

Schedule 4.01(l)

Surface Use

None

Schedule 4.01(m)

Compliance with Laws

None

Schedule 4.01(p)

Environmental Matters

None

Schedule 4.01(q)

Permits

None

Exhibit A

Golden Lane Leases and Wells

[omitted]

Exhibit B

Luther Leases Wells

[omitted]

Exhibit C

Luther Joint Operating Agreement

[omitted]

Exhibit D

Agreement for Right to Participate

[omitted]

Exhibit E

Assignment, Bill of Sale and Conveyance

[omitted]